Exhibit 99.2

American Eagle Outfitters, Inc.
January 2011

Recorded Sales Commentary dated February 3, 2011

Good morning and welcome to the American Eagle Outfitters January 2011 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended January 29, 2011 decreased 9% to $145 million, compared to $160 million for the four weeks ended January 30, 2010. Consolidated comparable store sales decreased 6%, compared to a 10% increase for the same period last year.

January sales results were generally consistent with our expectations. We successfully cleared through holiday merchandise. Ending inventory levels, including clearance, are in-line with our plan and well below last year. January store traffic and the average number of transactions declined in the mid single digits. However, the average transaction value increased in the low single digits, driven by higher units per transaction. Less promotional activity, combined with a higher mix of accessories, resulted in a flat average unit retail price.

AE men's and women's comps both decreased in the mid-single digits. However, we continued to see stronger performance in bottoms, particularly AE denim.

We now expect fourth quarter earnings to be on the high end of our previously established guidance of $0.41 to $0.43 per share. This compares to earnings from continuing operations of $0.38 per share last year.

As a reminder, this is our last monthly sales report, as we begin quarterly reporting with the new fiscal year. Our next announcement will be fourth quarter earnings, which we will release on Wednesday, March 9th. We will host a conference call at 9 am eastern time that morning. To listen to the call, please dial 1-877-407-0789.

Thanks for your continued interest in American Eagle Outfitters.